Filed Pursuant to Rule 424(b)(3)
Registration No. 333-222208

Prospectus Supplement No. 8 to Prospectus dated May 14, 2018

AERKOMM INC.

Up to $60,000,000 of Shares of Common Stock

This Prospectus Supplement No. 8 (“Prospectus Supplement No. 8”) relates to the Prospectus of Aerkomm Inc., dated May 14, 2018 (the “Prospectus”), relating to the offering (the “Offering”) up to $60,000,000 of shares of our common stock on a best efforts basis as described in the Prospectus, with a minimum offering amount of approximately $5,000,000, and a maximum offering amount of $60,000,000. The price to the public in this offering is $8.50 per share. Boustead Securities, LLC is the underwriter for this offering.  This Prospectus Supplement No. 8 should be read in conjunction with the Prospectus and Prospectus Supplement No. 1 filed with the Securities and Exchange Commission on June 20, 2018, Prospectus Supplement No. 2 filed with the Securities and Exchange Commission on June 25, 2018, Prospectus Supplement No. 3 filed with the Securities and Exchange Commission on July 12, 2018, Prospectus Supplement No. 4 filed with the Securities and Exchange Commission on July 30, 2018, Prospectus Supplement No. 5 filed with the Securities and Exchange Commission on August 14, 2018, Prospectus Supplement No. 6 filed with the Securities and Exchange Commission on August 31, 2018 and Prospectus Supplement No. 7 filed with the Securities and Exchange Commission on September 5, 2018 (collectively, the “Prior Prospectus Supplements”) and is qualified by reference to the Prospectus and the Prior Prospectus Supplements, except to the extent that the information in this Prospectus Supplement No. 8 supersedes the information contained in the Prospectus and the Prior Prospectus Supplements, and may not be delivered without the Prospectus and the Prior Prospectus Supplements.

This Prospectus Supplement No. 8 is being filed to include the information set forth in our Current Report on Form 8-K which was filed with the Securities and Exchange Commission on September 18, 2018.

Our common stock is traded in the OTCQX marketplace under the symbol “AKOM.”

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY READ AND CONSIDER THE “RISK FACTORS” BEGINNING ON PAGE 8 OF THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 8 is September 19, 2018.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 18, 2018 (September 16, 2018)

AERKOMM INC.
(Exact name of registrant as specified in its charter)

Nevada	000-55925	46-3424568
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

923 Incline Way #39, Incline Village, NV 89451
(Address of principal executive offices)

(877) 742-3094
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 16, 2018, the Board of Directors (the “Board”) of Aerkomm Inc. (the “Company”) at a special telephonic meeting of the Board increased the size of the Board from six members to seven members and appointed Mr. Richmond Akumiah as the Company’s seventh director, effective September 17, 2018, to serve until his successor is duly elected and qualified.

Mr. Akumiah is an engineering and financial management professional with years of experience in decision support, budgeting, forecasting, credit analysis, cost accounting, mergers and acquisitions, quantitative analysis, financial and operational analysis, strategic planning and corporate development. Since September 2018, Mr. Akumiah has been employed as a Senior Advisor, Investments and Operations by the State of New Jersey, Division of Investment. From 2014 to 2018, Mr. Akumiah was a research consultant for WorldQuant LLC, A Greenwich, Connecticut based investment management firm. Prior to that, from 2007 to 2014, Mr. Richmond was employed as a consultant for Wolters Kluwer. Prior to Walters Kluwer, Mr. Akumiah was employed in a number of positions in various financial management capacities. Mr Akumiah has also served as Chief Financial Officer of Hands On Network (Points of Light).

Mr. Akumiah is an associate member of the American Society of Civil Engineers.

Mr. Akumiah obtained a Master of Business Administration degree in Finance from New York University, in 1982, and a Bachelor’s degree in Engineering from Harvard University, in 1980.

Mr. Akumiah will receive an annual cash compensation fee of $20,000 to be paid in four quarterly installments. He will also receive an initial stock option grant under the Company’s 2017 Equity Incentive Plan to purchase 20,000 shares of the Company’s common stock. This option will have an exercise price equal to the closing price of the common stock Friday, September 14, 2018, on the OTCQX. Mr. Akumiah will be automatically granted an additional option to purchase 20,000 shares of the Company’s common stock on the date of each annual meeting.

There are no arrangements or understandings between Mr. Akumiah and any other persons pursuant to which he was elected as a director. There is no family relationship that exists between Mr. Akumiah and any directors or executive officers of the Company. In addition, there has been no transaction, nor is there any currently proposed transaction between Mr. Akumiah and the Company, that would require disclosure under Item 404(a) of Regulation S-K.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 18, 2018	AERKOMM INC.

/s/ Jeffrey Wun
Name: Jeffrey Wun
Title: Chief Executive Officer

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SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

AERKOMM INC.
Registrant

Date: September 19, 2018	By:	/s/ Jeffrey Wun
	Name:	Jeffrey Wun
	Title:	Chief Executive Officer

Date: September 19, 2018	By:	/s/ Y. Tristan Kuo
	Name: Title:	Y. Tristan Kuo Chief Financial Officer